IDEXX Laboratories Announces Fourth Quarter and Full Year Results

WESTBROOK, Maine, Jan. 28, 2011 /PRNewswire/ --  IDEXX Laboratories, Inc. (Nasdaq: IDXX), today reported that revenues for the fourth quarter of 2010 increased 5% to $283.8 million, from $270.3 million for the fourth quarter of 2009. Organic revenue growth, as defined below, was 6%. Earnings per diluted share ("EPS") for the quarter ended December 31, 2010 increased 22% to $0.62, compared to $0.51 for the same period in the prior year. Fourth quarter 2010 EPS includes the full year 2010 benefit from the reinstatement of the Federal Research and Development tax credit, which added $0.04 to EPS, and a $2 million milestone payment earned related to the 2008 sale of product rights previously included in our pharmaceutical product lines, which added $0.02 to EPS.

Organic revenue growth excludes the impact of changes in foreign currency exchange rates, which reduced revenue growth by 1%, and revenue from businesses acquired or divested subsequent to the beginning of the prior year period, which had no impact on revenue growth.

"Our fourth quarter results marked a strong conclusion to the year," stated Jonathan Ayers, Chairman and Chief Executive Officer. "Organic revenue growth accelerated 1% from the rate achieved in the prior two quarters, resulting in 6% organic growth for the year. Earnings for the quarter exceeded our October projection, as benefits from higher than planned revenues, a lower tax rate and an unforecasted milestone payment offset the negative impact of a slightly stronger U.S. dollar."

"Market response to our ProCyte Dx™ hematology analyzer, launched in the third quarter, has been very positive. The 449 units that we placed in the third and fourth quarters exceeded our expectations.  ProCyte Dx™ provides reference lab quality test results in just two minutes and is a key enabler of our real-time care strategy, working seamlessly with our Catalyst Dx® chemistry analyzer. The real-time care strategy aims to provide veterinarians with the tools to transform the pet owner experience with veterinary medical care, while also growing veterinary practice revenues and improving staff efficiency, even in a challenging economy."

"We also are encouraged by early indications that the U.S. economy and overall consumer sentiment is stabilizing. These indications, combined with our confidence in the fundamental strength and the long-term growth prospects for our core markets, lead us to project 7 to 8% organic revenue growth and double-digit earnings growth in 2011."

Revenue Performance

Please refer to the table below entitled "Revenues and Revenue Growth Analysis by Product and Service Categories" in conjunction with the following discussion.

Companion Animal Group. Companion Animal Group ("CAG") revenues for the fourth quarter of 2010 were $229.0 million compared to $217.9 million for the fourth quarter of 2009. Changes in foreign currency exchange rates reduced revenue growth by less than 1%. Organic growth of 6% was due primarily to increased sales volume and sales prices in our laboratory and consulting services business and increased sales volumes of IDEXX VetLab®  instruments and consumables. The increase in instruments sales volume was driven primarily by sales of ProCyte Dx™, our new hematology analyzer introduced in the third quarter of 2010.

Water. Water segment revenues for the fourth quarter of 2010 were $19.2 million compared to $18.5 million for the fourth quarter of 2009. Changes in foreign currency exchange rates reduced revenue growth by less than 1%. Organic revenue growth of 4% was the result of higher Colilert® product sales volume.

Livestock and Poultry Diagnostics. Livestock and Poultry Diagnostics ("LPD") revenues for the fourth quarter of 2010 were $24.6 million compared to $23.4 million for the fourth quarter of 2009. Changes in foreign currency exchange rates reduced revenue growth by approximately 5%. Organic revenue growth of 11% was the result of higher sales volumes of certain bovine tests, partly offset by lower average unit sales prices.

Year-to-Date Results

Revenues for the year ended December 31, 2010 increased 7% to $1.103 billion, from $1.032 billion for the year ended December 31, 2009. Organic revenue growth for the year ended December 31, 2010 was 6%. Changes in foreign currency exchange rates and revenue from businesses acquired or divested subsequent to the beginning of 2009 each contributed less than 1% to revenue growth.

EPS for the year ended December 31, 2010 increased 18% to $2.37, compared to $2.01 for the same period in the prior year.

Additional Operating Results for the Fourth Quarter

Gross profit for the fourth quarter of 2010 increased $11.8 million, or 9%, to $144.8 million from $132.9 million for the fourth quarter of 2009. As a percentage of total revenue, gross profit increased to 51% from 49%. The increase in gross profit percentage was due primarily to lower overall manufacturing and service costs associated with our IDEXX VetLab® analyzers and lower costs of service in our laboratory diagnostic and consulting services business.

Research and development ("R&D") expense for the fourth quarter of 2010 was $17.5 million, or 6% of revenue, compared to $16.0 million, or 6% of revenue for the fourth quarter of 2009. The increase in R&D expense resulted primarily from increased headcount. Selling, general and administrative ("SG&A") expense for the fourth quarter of 2010 was $76.5 million, or 27% of revenue, compared to $72.8 million, or 27% of revenue, for the fourth quarter of 2009. The increase in SG&A expense resulted primarily from increased headcount in sales and customer support functions and an overall increase in compensation and benefit costs. This increase was partly offset by the absence of an impairment charge during the fourth quarter of 2010 in comparison to the fourth quarter of 2009 and the net favorable impact of changes in foreign currency exchange rates. The impairment charge recorded in the fourth quarter of 2009 was to write off an acquired intangible asset associated with our equine digital radiography business.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three and twelve months ended December 31, 2010.

Outlook for 2011

The Company provides the following updated guidance for the full year of 2011. This guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at its current level for the balance of 2011.  Fluctuations in foreign currency exchange rates from current levels could have a significant positive or negative impact on our actual results of operations for 2011.

  Revenues are expected to be $1.19 to $1.20 billion, which represents reported revenue growth of 8 to 9% and organic revenue growth of 7 to 8%.  The increase to the low end of our previous guidance range is reflective of our improved 2010 performance as we exited the year.
  EPS are expected to be $2.62 to $2.68, compared to our previous guidance of $2.55 to $2.65.  This increase in guidance reflects a decrease in the effective tax rate due primarily to benefits from the extension of the U.S. R&D tax credit for 2011. The increase to the low end of our guidance range also incorporates the higher organic revenue growth guidance noted above.
  Free cash flow is expected to be approximately 115% of net income(1).

(1) Free cash flow is a non-GAAP measure. It indicates the cash generated from operations and tax benefits attributable to stock option exercises, reduced by investments in fixed assets. We feel free cash flow is a useful measure because it indicates the amount of cash the operations of the business are generating after appropriate reinvestment in fixed assets that are required to operate the business.  We believe this is a common financial measure useful to further evaluate the results of operations. With respect to this particular forward-looking projection, the Company is unable to provide a quantitative reconciliation at this time as the inputs to the measurement are difficult to predict and estimate, and are primarily dependent on future events.

Conference Call and Webcast Information

IDEXX Laboratories will be hosting a conference call today at 9:00 a.m. (eastern) to discuss its fourth quarter results and management's outlook. To participate in the conference call, dial 1-612-332-0636 or 1-800-288-8968 and reference confirmation code 188705. An audio replay will be available through February 4, 2011 by dialing 1-320-365-3844 and referencing replay code 188705.

The call will also be available via live or archived Webcast on the IDEXX Laboratories' web site at www.idexx.com.

About IDEXX Laboratories

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 4,900 people and offers products to customers in over 100 countries.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve economies of scale in its worldwide network of laboratories;the impact of a weak economy on demand for the Company's products and services; the effectiveness of the Company's sales and marketing activities; the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the Company's ability to manufacture complex biologic products; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the impact of competition, technological change, and veterinary hospital consolidation on the markets for the Company's products; changes or trends in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; the impact of the Company's inexperience in the human point-of-care market; the effects of operations outside the U.S., including  from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; the effects of interruptions to the Company's operations due to natural disasters or system failures; the loss of key employees; class action litigation due to stock price volatility; the effect on the Company's stock price if quarterly or annual operations results do not meet expectations of market analysts or investors in future periods; and potential exposures related to our worldwide provision for income taxes. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and quarterly report on Form 10-Q for the quarter ended September 30, 2010, in the section captioned "Risk Factors."

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2010	2009	2010	2009
Revenue:	Revenue	$ 283,757	$ 270,335	$ 1,103,392	$ 1,031,633
Expenses and
Income:	Cost of revenue	138,986	137,404	524,769	505,352
	Gross profit	144,771	132,931	578,623	526,281
	Sales and marketing	46,557	43,383	179,626	167,748
	General and administrative	29,931	29,393	126,519	117,440
	Research and development	17,479	16,008	68,597	65,124
	Income from operations	50,804	44,147	203,881	175,969
	Interest expense, net	(338)	(243)	(1,752)	(1,430)
	Income before provision for income taxes	50,466	43,904	202,129	174,539
	Provision for income taxes	14,086	12,943	60,809	52,304
	Net income	36,380	30,961	141,320	122,235
	Less: Noncontrolling interest in subsidiary's
Net Income:	earnings	9	10	36	10
	Net income attributable to stockholders	$ 36,371	$ 30,951	$ 141,284	$ 122,225
	Earnings per share: Basic	$ 0.63	$ 0.53	$ 2.45	$ 2.08
	Earnings per share: Diluted	$ 0.62	$ 0.51	$ 2.37	$ 2.01
	Shares outstanding: Basic	57,455	58,506	57,713	58,809
	Shares outstanding: Diluted	59,108	60,507	59,559	60,682

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2010	2009	2010	2009
Operating	Gross profit	51.0%	49.2%	52.4%	51.0%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	27.0%	26.9%	27.7%	27.6%
revenue):	Research and development expense	6.2%	5.9%	6.2%	6.3%
	Income from operations(1)	17.9%	16.3%	18.5%	17.1%

International	International revenue (in thousands)	$ 122,293	$ 118,660	$ 451,366	$ 417,116
Revenue:	International revenue as percentage of
	total revenue	43.1%	43.9%	40.9%	40.4%

(1) The sum of individual items may not equal the total due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2010	2009	2010	2009
Revenue:	CAG	$ 229,009	$ 217,861	$ 905,655	$ 843,303
	Water	19,158	18,507	76,514	73,214
	LPD	24,600	23,360	81,177	77,208
	Other	10,990	10,607	40,046	37,908
	Total	$ 283,757	$ 270,335	$ 1,103,392	$ 1,031,633

Gross Profit:	CAG	$ 110,996	$ 100,346	$ 457,519	$ 410,356
	Water	11,605	11,272	47,676	47,233
	LPD	16,873	15,592	54,898	51,256
	Other	5,317	5,605	18,297	17,067
	Unallocated	(20)	116	233	369
	Total	$ 144,771	$ 132,931	$ 578,623	$ 526,281

Income from
Operations:	CAG	$ 36,249	$ 29,304	$ 159,726	$ 136,121
	Water	7,338	7,279	31,076	31,615
	LPD	7,124	6,269	19,088	17,271
	Other	2,745	3,570	4,583	3,425
	Unallocated	(2,652)	(2,275)	(10,592)	(12,463)
	Total	$ 50,804	$ 44,147	$ 203,881	$ 175,969

Gross Profit
(as a percentage
of revenue):	CAG	48.5%	46.1%	50.5%	48.7%
	Water	60.6%	60.9%	62.3%	64.5%
	LPD	68.6%	66.7%	67.6%	66.4%
	Other	48.4%	52.8%	45.7%	45.0%

Income from
Operations
(as a percentage
of revenue):	CAG	15.8%	13.5%	17.6%	16.1%
	Water	38.3%	39.3%	40.6%	43.2%
	LPD	29.0%	26.8%	23.5%	22.4%
	Other	25.0%	33.7%	11.4%	9.0%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Three Months Ended
Net Revenue	December 31, 2010	December 31, 2009	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect (3)

CAG	$229,009	$217,861	$11,148	5.1%	(0.7%)	-	5.8%
Water	19,158	18,507	651	3.5%	(0.6%)	-	4.1%
LPD	24,600	23,360	1,240	5.3%	(5.3%)	-	10.6%
Other	10,990	10,607	383	3.6%	-	-	3.6%
Total	$283,757	$270,335	$13,422	5.0%	(1.0%)	-	6.0%

Three Months Ended
Net CAG Revenue	December 31, 2010	December 31, 2009	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect(3)

Instruments and consumables	$95,921	$92,817	$3,104	3.3%	(1.1%)	-	4.4%
Rapid assay products	31,038	30,081	957	3.2%	(0.2%)	-	3.4%
Laboratory and consulting services	81,244	75,423	5,821	7.7%	(0.6%)	-	8.3%
Practice information systems and digital radiography	20,806	19,540	1,266	6.5%	0.3%	-	6.2%
Net CAG revenue	$229,009	$217,861	$11,148	5.1%	(0.7%)	-	5.8%

(1) The percentage change from currency is a non-GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended December 31, 2010 and the same period of the prior year applied to foreign currency denominated revenues for the three months ended December 31, 2010.

(2) Represents the percentage change in revenue during the three months ended December 31, 2010 compared to the three months ended December 31, 2009 attributed to incremental revenues from businesses acquired or revenues lost from businesses divested or discontinued subsequent to September 30, 2009.

(3) Organic Growth

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories
Amounts in thousands (Unaudited)

Twelve Months Ended
Net Revenue	December 31, 2010	December 31, 2009	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect(3)

CAG	$905,655	$843,303	$62,352	7.4%	0.5%	0.5%	6.4%
Water	76,514	73,214	3,300	4.5%	0.8%	-	3.7%
LPD	81,177	77,208	3,969	5.1%	(2.5%)	-	7.6%
Other	40,046	37,908	2,138	5.6%	-	-	5.6%
Total	$1,103,392	$1,031,633	$71,759	7.0%	0.3%	0.4%	6.3%

Twelve Months Ended
Net CAG Revenue	December 31, 2010	December 31, 2009	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect(3)

Instruments and consumables	$354,239	$332,706	$21,533	6.5%	0.1%	-	6.4%
Rapid assay products	146,538	147,078	(540)	(0.4%)	0.3%	-	(0.7%)
Laboratory and consulting services	329,666	298,410	31,256	10.5%	1.0%	1.2%	8.3%
Practice information systems and digital radiography	75,212	65,055	10,157	15.6%	0.9%	0.5%	14.2%
Pharmaceutical products	-	54	(54)	(100%)	-	-	(100%)
Net CAG revenue	$905,655	$843,303	$62,352	7.4%	0.5%	0.5%	6.4%

(1) The percentage change from currency is a non-GAAP measure. It represents the percentage change in revenue resulting from the difference between the average exchange rates during the twelve months ended December 31, 2010 and the same period of the prior year applied to foreign currency denominated revenues for the twelve months ended December 31, 2010.

(2) Represents the percentage change in revenue during the twelve months ended December 31, 2010 compared to the twelve months ended December 31, 2009 attributed to incremental revenues from businesses acquired or revenues lost from businesses divested or discontinued subsequent to December 31, 2008.

(3) Organic Growth

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		December 31, 2010	December 31, 2009
Assets:	Current Assets:
	Cash and cash equivalents	$156,915	$106,728
	Accounts receivable, net	120,080	115,107
	Inventories	127,885	110,425
	Other current assets	55,711	44,078
	Total current assets	460,591	376,338
	Property and equipment, at cost	376,625	346,592
	Less: accumulated depreciation	174,900	146,646
	Property and equipment, net	201,725	199,946
	Other long-term assets, net	234,828	232,243
	Total assets	$897,144	$808,527

Liabilities and
Stockholders'
Equity:	Current Liabilities:
	Accounts payable	$22,669	$19,133
	Accrued expenses	118,598	104,959
	Debt	129,862	119,603
	Deferred revenue	13,983	12,610
	Total current liabilities	285,112	256,305
	Long-term debt, net of current portion	3,418	4,281
	Other long-term liabilities	34,333	33,362
	Total long-term liabilities	37,751	37,643

	Total stockholders' equity	574,235	514,569
	Noncontrolling interest	46	10
	Total equity	574,281	514,579
	Total liabilities and stockholders' equity	$897,144	$808,527

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
Selected
Balance Sheet	Days sales outstanding (1)	38.7	41.9	41.8	41.7	38.9
Information:	Inventory turns (2)	1.8	1.7	1.9	2.0	2.2

(1) Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

(2) Inventory turns represents inventory-related cost of product sales for the 12 months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Twelve Months Ended
		December 31, 2010	December 31, 2009
Operating:	Cash Flows from Operating Activities:
	Net income	141,320	122,235
	Non-cash charges	58,774	68,211
	Changes in current assets and liabilities	(3,135)	(10,300)
	Tax benefit from exercises of stock options and vesting of restricted stock units	(18,126)	(5,194)
	Net cash provided by operating activities	$ 178,833	$ 174,952
Investing:	Cash Flows from Investing Activities:
	Purchase of property and equipment	(38,908)	(50,663)
	Proceeds from disposition of pharmaceutical product lines	-	3,377
	Proceeds from sale of property and equipment	112	2,079
	Acquisitions of intangible assets and businesses, net of cash acquired	(394)	(8,414)
	Investment in notes receivable	(4,000)	-
	Net cash used by investing activities	$ (43,190)	$ (53,621)
Financing:	Cash Flows from Financing Activities:
	Borrowings (payments) on revolving credit facilities, net	10,143	(32,830)
	Payment of other notes payable	(813)	(926)
	Purchase of treasury stock	(143,090)	(83,099)
	Proceeds from the exercise of stock options and employee stock purchase plans	28,865	16,366
	Tax benefit from exercise of stock options and vesting of restricted stock units	18,126	5,194
	Net cash used by financing activities	$ (86,769)	$ (95,295)
	Net effect of changes in exchange rates on cash	1,313	1,824
	Net increase in cash and cash equivalents	50,187	27,860
	Cash and cash equivalents, beginning of period	106,728	78,868
	Cash and cash equivalents, end of period	$ 156,915	$ 106,728

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands (Unaudited)

		Twelve Months Ended
		December 31, 2010	December 31, 2009
Free Cash
Flow:	Net cash provided by operating activities	$178,833	$174,952
	Financing cash flows attributable to tax benefits from exercise of stock options and vesting of restricted stock units	18,126	5,194
	Purchase of property and equipment	(38,908)	(50,663)
	Free cash flow	$158,051	$129,483

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
Share repurchases during the period	407	486	2,487	1,919
Average price paid per share	$ 63.73	$ 51.69	$ 57.53	$ 43.30

Shares remaining under repurchase authorization as of December 31, 2010:			3,806

Share repurchases does not include shares surrendered by employees in payment for the minimum required withholding taxes due on the exercise of stock options, the vesting of restricted stock units and the settlement of deferred stock units, and in payment for the exercise price of stock options.

Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155

CONTACT: Merilee Raines, Chief Financial Officer, +1-207-556-8155